Exhibit 15.4 CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER PURPOSE The Corporate Governance and Nominating Committee (the “Committee”) is a standing committee appointed by the Board of Directors (the “Board”) of Intertape Polymer Group Inc. (the “Corporation”). The mandate of the Committee is to ensure compliance with, and enforcement of, corporate governance requirements and regulations, in particular as set forth in National Instrument 58-101 - Disclosure of Corporate Governance Practices and National Policy 58-201 - Corporate Governance Guidelines. The Committee is responsible for overseeing and assessing the functioning of the Board and the committees of the Board and for the development, recommendation to the Board, implementation and assessment of, effective corporate governance principles. The Committee’s responsibilities also include identifying candidates for director and recommending that the Board select qualified director candidates for election at meetings of shareholders. COMPOSITION, PROCEDURES AND POWERS Composition The Committee will be comprised of at least three members, majority of the members of the Committee will be an “independent” director (as such term is defined from time to time under the requirements or guidelines for board service under applicable securities laws and the rules of any stock exchange on which the Corporation’s securities are listed for trading). The members of the Committee will be appointed or changed by resolution of the Board to hold office from the time of their appointment until the next annual meeting of shareholders or until their successors are so appointed. The Board may remove or replace a member of the Committee at any time. A member will cease to be a member of the Committee upon ceasing to be a director. The Board may fill vacancies on the Committee by appointing another director to the Committee. Procedures The Committee will meet at times necessary to perform the duties described herein in a timely manner, but at least annually. Meetings may be held at any time deemed appropriate by the Committee. 1

A majority of the members of the Committee (or two members in the event that there are less than four members) will constitute a quorum for the transaction of business at any meeting of the Committee. The Committee will fix its own procedure at meetings and for the calling of meetings. Unless waived by the members of the Committee, the Committee will meet “in camera” at each Committee meeting at which members of management are in attendance, to allow its members to discuss openly and candidly. The Committee will report to the Board following meetings of the Committee. Powers The Committee is entitled to full access to all books, records, facilities, and personnel of the Corporation and its subsidiaries. The Committee may require such officers, directors and employees of the Corporation and its subsidiaries and others as it may see fit from time to time to provide any information about the Corporation and its subsidiaries it may deem appropriate and to attend and assist at meetings of the Committee. The Committee may obtain, where necessary, legal or other advice from outside professionals, and determine and pay the fees of such professionals, including sole authority to retain and terminate any search firm to be used to identify director candidates and to approve any such firm’s fees and other retention terms. The Committee may delegate from time to time to any person or committee of persons any of the Committee’s responsibilities that lawfully may be delegated. The Committee may adopt policies and procedures for carrying out its responsibilities. Limitations of Corporate Governance and Nominating Committee’s Role Notwithstanding the foregoing and subject to applicable law, nothing contained in this Charter is intended to require the Committee to ensure the Corporation’s compliance with applicable laws and regulations. The Committee is a committee of the Board and as such is not, and shall not be, deemed to be an agent of the Corporation’s shareholders for any purpose whatsoever. The Board may, from time to time, permit minor departures from the terms hereof, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to security holders of the Corporation or other liability whatsoever. 2

DUTIES AND RESPONSIBILITIES The duties and responsibilities of the Committee are established by the Board and include, amongst others, the following: a) Develop and recommend to the Board a set of corporate governance principles applicable to the Corporation; b) Annually review the corporate governance principles and policies of the Corporation and, as appropriate, recommend changes to such principles and policies to the Board; c) Monitor compliance by the Corporation with all applicable regulatory requirements relating to corporate governance; d) Monitor corporate governance issues, trends and proposed, new or amended regulatory requirements and, as appropriate, make recommendations to the Board; e) Advise the Board with respect to the charters, structure and operations of the various committees of the Board and qualifications for membership thereon. In consultation with the Chairman of the Board and the Chief Executive Officer of the Corporation, make recommendations to the Board regarding which directors should serve on the various committees of the Board; f) Authorize any waiver of the compliance by an executive officer or a director with the Corporation’s Code of Business Conduct, oversee the investigation of any alleged breach of the Corporation’s Code of Business Conduct and make recommendations to the Board regarding any measures to be taken by the Board with respect thereto; g) Review any shareholder proposal received by the Corporation and recommend to the Board the Corporation’s response; h) Review proposed annual corporate governance disclosure before submission to the Board for approval; i) Exercise oversight of the policies and processes adopted by it or the Board relating to director orientation and continuing education; j) Exercise oversight of the processes adopted by the Board for evaluating (i) the overall performance and workings of the Board as a whole, and (ii) the performances of individual directors; k) Establish a process for recruiting suitable candidates to the Board; 3

l) Establish a process for determining the “independence” of directors, the identification of “financial experts”, and the “financial literacy” of directors, as those terms are defined from time to time under the requirements or guidelines for board service under applicable securities laws and the rules of any stock exchange on which the Corporation’s securities are listed for trading; m) Review the size and composition of the Board; n) Review the Mandate for the Board on an annual basis and make recommendations to the Board for changes thereto and the position descriptions for the Chairman of the Board, Chairman of each Committee; the President and Chief Executive Officer; and o) Carry out any other mandate that the Board may give from time to time. REVIEW AND DISCLOSURE The Committee shall review and reassess the adequacy of this Charter at least annually and otherwise as it deems appropriate and recommend changes to the Board. The performance of the Committee shall be evaluated with reference to this Charter annually. The Committee shall ensure that this Charter is disclosed on the Corporation’s website and that this Charter or a summary of it which has been approved by the Committee is disclosed in accordance with all applicable securities laws or regulatory requirements. 4